EXHIBIT 99.1

Intelligent Systems Announces AMEX Listing Compliance

NORCROSS, Ga., May 24, 2007 (PRIME NEWSWIRE) -- Intelligent Systems Corporation (AMEX:INS), www.intelsys.com, announced today that it has received confirmation from the American Stock Exchange (AMEX) that the Company has resolved the continued listing deficiency cited in a letter from the AMEX on April 27, 2006. As previously disclosed, the Company submitted a plan, which was accepted by AMEX on July 27, 2006, outlining its plan to achieve compliance with the continued listing standards of the AMEX by October 26, 2007.

The Company believes it met the continued listing standards in the quarter ended September 30, 2006. However, AMEX rules require two consecutive quarters of compliance before a determination is made on whether the continued listing requirements have been met.

The AMEX also noted that, as with all AMEX listed issuers, the Company's continued listing eligibility will be assessed on an ongoing basis in accordance with the AMEX rules.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (AMEX:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's consolidated subsidiaries include VISaer, Inc. (www.visaer.com), CoreCard Software, Inc. (www.corecard.com), (both software companies) and ChemFree Corporation (www.chemfree.com) (an industrial products company). Further information is available on the company's website at www.intelsys.com, or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The Company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, the impact of events such as rising gas prices that could impact the aviation industry, the price of certain plastics components and the company's other worldwide market opportunities, other geopolitical or military actions, and general economic conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          770-564-5504
          bherron@intelsys.com